                                                                   EXHIBIT 9.(A)

            THIRD PARTY ADMINISTRATION AND TRANSFER AGENT AGREEMENT

       THIS AGREEMENT by and between Andesa TPA, Inc. (hereinafter called "Andesa"), a Pennsylvania corporation, and The Mutual Life Insurance Company of New York (hereinafter called "MONY"), a New York corporation is effective as of June 3, 1996 ("Effective Date").

       WHEREAS, MONY intends to issue certain life insurance policies and related riders on the forms set forth in the attached Schedule A (together hereinafter called "Policies") through producers (together hereinafter called "Producer") to employers or, in certain instances, to other entities such as designated employees of an employer (together hereinafter called "Policy Owner"); and

       WHEREAS, both Andesa and MONY desire that Andesa provide MONY, Producer and Policy Owner with certain transfer agent and administrative services in conjunction with each issued policy; and

       WHEREAS, MONY wishes to ensure continuity of administrative services in the event Andesa is unable to provide such services;

       NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

       1.   Development Services

            a. Andesa will customize its administrative systems in preparation for providing the service responses specified in the Administrative System Scope Definition approved by MONY and Andesa, dated according to Schedule A, and incorporated by agreement herein.

            b. Andesa will provide MONY with a Project Plan for such system customization. The Project Plan will include target dates to be met by MONY and Andesa.

            c. Andesa and MONY understand and agree that achieving the target dates is important. Both Andesa and MONY will use their best efforts to meet the target dates and acknowledge that failure to meet target dates will force subsequent delays to subsequent target dates.

       2.   Ongoing Services

            Subject to all other terms and conditions of this Agreement, Andesa will provide the following services for as long as this Agreement is in force:

            a.   Insurance Coverage Documents

                 Andesa, on behalf of MONY and upon its instruction, will issue appropriate evidence of insurance to Policy Owner for each person insured and maintain records of policy transactions (including, but not limited to loans, surrenders, death claims, beneficiary changes, and address changes) as set forth in the latest version of the Administrative System Specifications approved by MONY and Andesa. Andesa will have no authority to underwrite, approve or effect insurance on behalf of MONY or to collect premium payments and any other funds due to MONY, unless otherwise agreed to in writing by MONY. Andesa will only use forms that have been approved by MONY in administering the policies.

                 Andesa will promptly refer all inquiries to MONY with respect to the purchase of Policies. No director, officer or employee, or any other person representing Andesa (other than duly licensed brokers) shall respond to any such inquiry or question other than to refer the inquirer or questioner to MONY. Andesa shall indemnify, defend and hold harmless MONY, its successors and/or assigns from and against any and all loss or damage, and the cost of defending any claims, actions or suits based on or in connection with Andesa's violations of the agreement described in the previous sentence.
Andesa TPA, Inc.                                                          Page 1

            b.   Computation of Policy Values

                 For each person insured, Andesa will compute policy values as set forth in the latest version of the Administrative System Specifications approved by MONY and Andesa.

            c.   Reporting

                 Andesa will provide MONY, Policy Owner and Producer with the reports as set forth in the latest version of the Administrative System Specifications approved by MONY and Andesa.

            d.   Response to Inquiries

                 Andesa will respond to inquiries (e.g., policy values, billing inquiries) as set forth in the latest version of the Administrative System Specifications approved by MONY and Andesa. For SEC registered products, responses will be limited to those that the SEC authorizes a Transfer Agent or such other license Andesa holds to answer.

            e.   Training

                 Andesa will provide training at Andesa's office for personnel of MONY, or personnel of Computer Sciences Corporation as designated by MONY, in the operation of Andesa's life insurance administrative system on a schedule MONY and Andesa will agree upon. Andesa will make up to three (3) days of training available each calendar year without charge to MONY. Additional training will be provided upon request and according to a schedule mutually convenient to Andesa and MONY. Andesa will maintain a record of hours used for training and will convert such hours to training fees according to the current rate schedule published by Andesa and updated annually. Andesa will bill MONY monthly for training fees.

      3.    Modification Services

            MONY may from time to time request additional services or improvements to existing services provided by Andesa. Where such requests require administrative systems modifications, MONY will compensate Andesa in accordance with Section 8.

            Modification requests will be acknowledged and within 10 (ten) business days an estimate of the time and cost to complete the modifications will be provided to MONY. Modifications will be completed by Andesa within 60 (sixty) days. Where modifications are necessary due to legal or regulatory changes, they will be completed as soon as possible. Except for modifications which are necessary due to legal or regulatory changes, Andesa reserves the right to refuse modification requests deemed beyond Andesa's existing business scope.

      4.    Standards of Performance

            Andesa will perform all services with a high degree of professional care. In furtherance thereto, Standards of Performance for specific services will be done according to standards set forth in the Administrative System Specifications, or as otherwise mutually agreed upon in writing.

      5.    Term of Agreement

            This Agreement will continue from the Effective Date until canceled pursuant to the provisions of Sections 11 or 12.

      6.    Confidentiality

            Andesa will take all reasonable actions to maintain the confidentiality of all MONY and Policy Owner data used in the performance of this Agreement. Andesa will not disclose these data or the contents of any record maintained

Andesa TPA, Inc.                                                          Page 2
         pursuant to this Agreement to any party other than MONY, Policy Owner, or Producer that placed Policies with the Policy Owner, without the express written consent of MONY.

         During the term of this Agreement and thereafter, neither MONY nor Andesa will disclose to any third party, or appropriate for its own use (except as contemplated under this Agreement) or for the use of any third party, any confidential information received from each other. For purposes of this Agreement confidential information includes all information or materials related to the business affairs or procedures of Andesa or MONY, or the design, programs, flow charts and documentation of Andesa's or MONY's data processing applications system and software.

         Should Andesa and MONY disclose confidential information to each other, or should Andesa or MONY learn of confidential information, neither will, anytime during or after the term of this Agreement, disclose such information to any other individual, company or other entity or agency, nor use such confidential information for any purpose other than in performance of this Agreement.

         Andesa and MONY will not deem the following information confidential information. Andesa and MONY will have no obligation with respect to any such information which:

         a. is approved in writing by the party from which such information was received for disclosure to third parties generally; or

         b. is generally known or is available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the disclosing party; or

         c. is in the receiving party's possession at the time of disclosure (unless such information has been received as a result of such party's breach of obligation); or

         d. is known by the receiving party through disclosure by sources other than a party hereto, but only if such disclosing sources had the legal rights to make such disclosure, or

         e. is required by law, regulation or order of a court of competent jurisdiction (provided that both MONY and Andesa will exercise its reasonable efforts to notify each other of any hearing or proceeding that is likely to result in any such order, and to afford each other an opportunity to object to such disclosure).

    7.   Warranties

         Andesa represents and warrants that the services performed and/or materials produced will not violate any proprietary rights of any third party, including, but without limitation, confidential relationships, patent, trademark and copyright rights and will defend claims or actions alleging any such violation.

         Andesa represents and warrants that all non-Andesa owned software and hardware in use at Andesa's installation in furnishing services hereunder has been obtained by Andesa under valid licenses or purchases from the owners thereof, and that Andesa is not now, nor will be during the term of the Agreement, in default under any such license. Andesa will not use any software or hardware during the term of the Agreement that may cause MONY to be charged with infringement upon or any violation of the rights of any owner thereof.

         Andesa will make all reasonable efforts to defend any claims or actions regarding infringement or misappropriation of its life insurance administrative system. Andesa may also at its option and expense choose to:

              1.   Replace the system with an equivalent non-infringing system.
              2. Modify the system to render it non-infringing without materially impairing its intended functionality, or
              3.   Procure the rights to allow continued use of the system

         Andesa warrants that it has the absolute right to grant MONY a license for use of Licensed Software.

Andesa TPA, Inc.                                                          Page 3

        Andesa represents and warrants that it has registered and will maintain its registration as a transfer agent or other appropriate license under applicable law if required for the Policies currently administered; that it is empowered under applicable laws and by its charter and bylaws to enter and perform this Agreement; and that it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement. Andesa further represents and warrants that it has, and will continue to have and maintain throughout the term of the Agreement, all licenses, permits, and any other consent or permission of any governmental organization which shall be required in order to perform the duties and obligations imposed on Andesa under this Agreement.

        Andesa warrants that all fund values and other data provided to MONY by Andesa are correct and accurate; provided that the error is not caused by incorrect information provided to Andesa by MONY or caused by MONY's failure to properly test the system.

        Andesa warrants and represents that it will maintain an errors and omissions policy in an amount as required by law, but in no event shall it be less than $1,000,000. Andesa will maintain sufficient criminal theft insurance. Andesa will, upon request from the MONY, provide satisfactory evidence of any such insurance coverage.

        Andesa warrants that it will perform its obligations hereunder according to the Standards of Performance described in Section 4. In the event errors are attributable to Andesa, MONY will notify Andesa of any errors within a reasonable amount of time after MONY learns of such errors and will accompany notification with sufficient documentation for Andesa to correct such errors. Andesa will correct such errors within thirty (30) days.

        MONY warrants that it has the absolute right to the employee and benefit data submitted to Andesa and agrees to hold Andesa harmless for any damages resulting from such data. Andesa will follow MONY's direction in handling employee and benefit data.

        Except as expressly set forth in this Agreement, neither party makes any representations or warranties, express or implied, to each other including without limitation the warranties of merchantability.

        Neither party will be liable for any indirect, incidental, special, consequential or punitive damages, regardless of whether such party has been advised of the possibility of such damages.

        Despite any other provisions of this Agreement, the requirements of this Section shall survive termination of this Agreement.

    8.  Compensation to Andesa from MONY

        a. For the Development Services described in Section 1, MONY will pay Andesa according to Schedule B.

        b. For the Ongoing Services described in Section 2, MONY will pay Andesa according to Schedule C.

        c. For the Modification Services described in Section 3, MONY will pay Andesa according to Schedule D.

        d. Optionally, MONY may choose to defer payment of the development services shown in Schedule B by electing the Optional Pricing Plan shown in Schedule E. The Optional Pricing Plan is elected by Product in Schedule A.

        e. MONY will reimburse Andesa for reasonable out-of-pocket expenses incurred at MONY's request and billed by Andesa, including travel to and from MONY's site, lodging, meals, telephone and shipping, as may be necessary in connection with the duties performed by Andesa under this Agreement. Andesa will obtain written approval from MONY prior to incurring travel expenses which are expected to exceed $1,000 in any given month. Wherever possible and reasonable, Andesa will secure hotel, airline, and rental car reservations through MONY's travel department.

Andesa TPA, Inc.                                                          Page 4

            f. Except as otherwise stipulated in this Agreement, if there is a termination of Andesa's services pursuant to Section 12.c. before the third anniversary of the execution of this Agreement, MONY will pay monthly the Base System Operations Fee, and the fees for all Products, Cases and Policies active as of the termination date until the third anniversary of the execution of this Agreement.
            g. If there is a termination of Andesa's services for any reason, any Deferred Development Service Fee Account Balance per Schedule E existing at the time of termination is immediately due and payable.

       9.   Ownership of Records

            Andesa and MONY specifically agree that all records developed and maintained pursuant to Section 2 are the properties of MONY. Upon termination of Andesa's services pursuant to this Agreement for any reason, Andesa will transfer such records, all copies thereof, except those required by state law to be kept by Andesa, to MONY within ten (10) business days following the date of termination. MONY hereby grants Andesa the right to maintain copies of records as may be required to document the services performed prior to termination and to comply with the provisions of Section 17.

      10.   Inspection of Records

            Andesa agrees to permit MONY and its authorized representatives to have full access to the premises and to all books and records of Andesa concerning the business contemplated in this Agreement during regular business hours and following reasonable advance notice to Andesa. MONY will have the right to make copies of books and records and excerpts therefrom.

      11.   Partial Termination of Andesa's Services

            Andesa's Services as described in Section 2 will end with respect to a specific Policy Owner upon:

            a. Cancellation of Policies for that Policy Owner by MONY or Policy Owner, or

            b. Andesa's failure to substantially perform its duties under this Agreement on behalf of said Policy Owner, unless cured by Andesa within sixty (60) days of receipt of a written notice by MONY that reasonably specifies the nature of the alleged failure to perform.

      12.   Complete Termination of Andesa's Services

            Andesa's Services as described in Section 2 will end with respect to all Policy Owners upon:

            a. Andesa's failure to substantially perform its duties under this Agreement unless cured by Andesa within sixty (60) days of receipt of a written notice by MONY that specifies the nature of the alleged failure to perform.

            b. Failure of MONY to make the compensation payments to Andesa as specified in Section 8 within thirty (30) days of notification by Andesa that the payment is overdue by sixty (60) or more days.

            c.   Election by MONY.

            d. Election by MONY, following bankruptcy, receivership or dissolution of Andesa, or the assignment by Andesa of more than twenty-five (25) percent of its assets for the benefit of creditors and the uncorrected existence of either of these circumstances for more than thirty (30) days.

Andesa TPA, Inc.                                                          Page 5

      13.   Licensed Software

      The executable programs, associated documentation, and optionally, the source computer code Andesa uses to provide the services specified in
      Section 2 is herein referred to as "Licensed Software."

      14.   Use of Andesa's Licensed Software

            If there is a termination of Andesa's services pursuant to Sections 11.b, 12.a, or 12.d and MONY elects to use Licensed Software to provide services specified in Section 2, then MONY will be entitled to the Licensed Software that is being kept in escrow in accordance with Section 16 of this Agreement. The following conditions apply:

            a.   Grant of License

                 Andesa grants MONY a perpetual license for the use of the Licensed Software. Andesa authorizes MONY's use of the license only for providing Policy Owner with the services specified in
                 Section 2. Andesa retains the right to use any ideas, concepts, knowledge, or techniques contained in the materials or information furnished by Andesa pursuant to this Agreement. Andesa retains any and all rights it may have under U.S. Patent Laws, U.S. Statutory Copyright Laws, or other applicable laws.

            b.   Use of Software

                 Use of Licensed Software is limited to MONY's employees and independent contractors providing programming services to MONY (including Computer Sciences Corporation) on MONY premises. Any independent contractors which MONY desires to use the Licensed Software must agree in writing to maintain the confidentiality of the Licensed Software.

            c.   Confidentiality of Licensed Software

                 MONY will exercise due diligence, at least equal to that which it exercises for similar property owned by the MONY, to keep the Licensed Software confidential. In the event MONY contracts to use a third party to provide the administrative services to Policy Owner, MONY will inform such third party of this obligation. MONY will be responsible to Andesa for all damages resulting from MONY's or such third party's failure to comply with this provision.

            d.   Consulting Services

                 Within 15 days of MONY's election of this option, Andesa will provide to MONY the licensed specifications for hardware and software configuration, software installation, and all other specifications reasonably necessary to enable MONY to perform the services described in Section 2.

            e.   Training and Maintenance Services

                 Andesa will provide training and software maintenance in accordance with Schedule F.

            f.   Compensation of Andesa by MONY

                 MONY will pay Andesa in accordance with Schedule F.

      15.   Continued Use

            Andesa warrants MONY's rights to continued, uninterrupted use of the services provided hereunder, subject to the terms hereof, if there is a successor in interest by merger, operation of law, assignment, purchase or otherwise. Andesa warrants that the terms and conditions of this Agreement will remain intact unless MONY and Andesa's successor mutually agree to modify or amend.

Andesa TPA, Inc.                                                          Page 6

      16. Escrow of Programs

          Andesa agrees to keep on deposit a current copy of the Licensed Software and the source code according to the Escrow Agreement attached as Schedule G. The licensed software and source code held in escrow will be updated as necessary to maintain the most current versions with upgrades in escrow. MONY will pay all expenses related to escrowing the Licensed Software. All documentation (file layouts, data dictionaries, interface layouts, etc.) Will be escrowed. MONY has the right to approve the escrow agent used, or supply its own choice for Andesa's approval.

      17. Record Maintenance, Data Security, Backup And Recovery

          Andesa will use a separate dedicated workstation for performing
          Section 2 services. Andesa will provide data security, backup and recovery according to its Disaster Recovery Plan, a copy of which Andesa will provide to MONY upon request. Andesa will make every reasonable attempt to adhere to MONY's data security policies and standards, as provided in writing to Andesa.

          Andesa will maintain, for five (5) years beyond the term of this Agreement, the records developed and maintained pursuant to Section 2.

      18. General Provisions

          a. This Agreement will be governed by and construed in all respects according to laws of the State of Pennsylvania.

          b. All disputes between the parties will be submitted to binding arbitration according to the commercial arbitration rules of the American Arbitration Association to be conducted in some mutually agreed location. In no event will Andesa attempt to resolve disputes via failure to perform services. In no event will MONY attempt to resolve disputes via failure to compensate Andesa.

          c.   All attached schedules are incorporated herein by reference.

          d. Andesa, at all times, will be an independent contractor and the employees of Andesa will in no event be considered employees of MONY. No agency relationship between the parties, except as expressly provided herein, will exist from the execution of this Agreement or the performance of duties by the parties hereunder.

          e. This Agreement and any waiver, amendment or modification of any provision hereof will not be binding upon either party until an authorized officer of said party signs it.

          f. Except as otherwise stipulated in this Agreement, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and lawful assigns.

          g. All rights, powers and privileges conferred will be cumulative and will not restrict those given by law. No failure of either party to exercise any power or right given to said parties hereunder, and no customs or practices of the parties in variance of the terms hereof will constitute a waiver of either party's right to demand exact compliance with the terms hereof.

          h. Except as otherwise may be stipulated in this Agreement, Andesa and MONY each agree to indemnify and to hold the other harmless, against any and all claims, demands, causes of action, losses, costs and expenses, including without limitation all costs, expenses and reasonable attorneys' fees (whether based upon tort, breach of this Agreement, failure to pay employee taxes or withholdings, failure to obtain workers' compensation insurance, or otherwise), including reasonable attorneys' fees incurred in appealing an adverse judgment, death or injury to any person, damage to any property, by whomsoever suffered, arising out of any act of omission or negligence by the indemnifying party, its assigns, or their respective subcontractors, officers, directors, employees, or servants.

Andesa TPA, Inc.                                                          Page 7
            i The performance by Andesa and MONY hereunder will be subject to delays caused by an Act of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel or power, governmental laws, regulations or order, acts or inaction of the other party, or any other cause beyond the reasonable control of a party. If there is such delay, the times for performance as specified in Section 11.b and 12 will be extended for an additional sixty (60) days.

            j. Neither party may assign its rights, duties and liabilities pursuant to this Agreement to any third party (other than their respective subsidiaries or successors) without prior written consent of the other party, which will not be unreasonably withheld.

            k. If any court deems any word, phrase, clause or provision of this Agreement to be invalid, illegal or unenforceable, then notwithstanding such invalidity, illegality or unenforceability, the remainder of this Agreement will nevertheless remain in full force and effect.

            l. This Agreement, taken together with supporting documents incorporated by reference herein, constitutes the entire Agreement between the parties with respect to the subject matter contained herein and may only be modified by an amendment executed in writing by both parties hereto. No statement, promise, or inducement made by MONY, Andesa, or any representative that is not contained in this Agreement will be valid or binding.

            m. Both parties agree to execute and deliver promptly any and all further documents that may be necessary or appropriate to fully carry out the terms and intent of this Agreement.

            n. MONY, through its own representatives, from time to time after the Effective Date, may make such investigation of Andesa and such audits of its financial condition as it deems necessary or advisable to familiarize itself with Andesa. In furtherance thereto, Andesa agrees to provide MONY upon request with an annual financial statement and independent auditor's report prepared by a Certified Public Accountant chosen by Andesa, and will not unreasonably withhold information from MONY concerning Andesa's interim financial condition. Andesa agrees to permit MONY and its authorized representatives to have full access to the premises and to all books and records of Andesa concerning the business contemplated in this Agreement during regular business hours and upon reasonable advance notice to Andesa. MONY will have the right to make copies of books and records and excerpts therefrom. For the purposes of performing audits and inspections, verifying the data owned by MONY, examining the systems that support and transmit data, or examining Andesa's performance of services, Andesa shall provide MONY, its auditors (including internal audit staff), inspectors, regulators, consultants, and other representatives, as MONY may from time to time designate, access at all reasonable times to all parts of the facility and records within which Andesa provides service to MONY. Andesa will have 30 days to respond in writing with an action plan to correct any concerns discovered during an audit.

            o. Neither party shall use the name, trade name, service marks, trademarks, trade dress or logo of the other in publicity releases, advertising or similar activities without the prior written consent of the other.

Andesa TPA, Inc.                                                          Page 8

            p. Notices provided for in this Agreement will be in writing, addressed to the appropriate party at the respective address set forth below or to such other address as provided for by notice, and if sent by mail will be certified, return receipt requested.

            Andesa:                                    MONY:
            Andesa TPA, Inc.                           c/o Richard Hoffman, Esq.
            1605 N. Cedar Crest Boulevard, Suite 502   The Mutual Life Insurance Company of New York
            Allentown, PA 18104                        1740 Broadway
                                                       New York, NY 10019

            q. Each of the undersigned persons represents that they have the authority to execute this Agreement on behalf of the party for which he signs.

      IN WITNESS WHEREOF the parties have by their duly authorized representatives hereto executed this Agreement on the day and year above first written.

Andesa TPA, Inc.                             The Mutual Life Insurance Company of New York
By:      /s/ KIMBERLY S. BOHLING              By:    /s/ SAM CHIODO 1/15/97
         -----------------------                     -------------------------------------

Name:    Kimberly S. Bohling                 Name:  Sam Chiodo
Title:   Vice President                      Title: Vice President-Corporate and Strategic Marketing

Date:    1/3/97                              Date:  1/15/97
         -----------                                -------------





Andesa TPA, Inc.                                                          Page 9

                            SCHEDULE A - POLICY FORMS

                                                     Administrative System   Optional Pricing Plan
Product                           Form Number        Scope Definition Date   Elected (yes, no)
-------------                     -----------------  ----------------------- ----------------------
Flexible Premium Variable
Universal Life Insurance Policy                      June 3, 1996            Yes










Effective Date:  June 3, 1996


Andesa TPA, Inc.                   The Mutual Life Insurance Company of New York


By: /s/ KS BOHLING   Date: 1/3/97   By: /s/ SAM CHIODO   Date: 1/15/97
   ---------------        --------     ---------------         ----------

Andesa TPA, Inc.                                                         Page 10

                     SCHEDULE B - DEVELOPMENT SERVICES FEES

Andesa will charge MONY $300,000 for development services as described in
Section 1. Andesa will bill the development services in eight equal monthly installments beginning in the first month in which Andesa performs Section 1 services.

Undisputed fees are due within thirty (30) calendar days of billing. Overdue bills will be payable in the amount billed plus 1.5% for each month or partial month overdue.







Effective Date:  June 3, 1996

Andesa TPA, Inc.                   The Mutual Life Insurance Company of New York

By: /s/ KS BOHLING   Date: 1/3/97     By: /s/ SAM CHIODO    Date: 1/15/97
    --------------        ---------      ---------------         -----------

Andesa TPA, Inc.                                                         Page 11

                       SCHEDULE C - ONGOING SERVICES FEES

      Andesa will calculate and bill Ongoing Services Fees monthly. Undisputed fees are due within 30 calendar days of billing. Overdue bills will be payable in the amount billed plus 1.5% for each month or partial month overdue.

      Beginning with the first month in which services under Section 2 are performed, the monthly Ongoing Services Fees equal (a+b+c+d) multiplied by (1.0 + the greater of {0.0 or (e minus f)}) then adding g to the total, where a through g are defined below.

            a.   $5,000 Base System Operations Fee

            b.   $1,500 per UL Product
                 $3,000 per VUL Product

            c.   $40 per Case

            d.   $1 per Policy

            e. The ratio of the U. S. Bureau of Labor Statistics consumer price index for all urban consumers - all items (hereinafter
                 CPI) for October of the calendar year immediately preceding the start of the billing period divided by the initial CPI.

                 The initial CPI equals the CPI for October 1996.

                 Andesa will adjust the initial CPI if necessary to correspond to the same base year as the current billing year.

            f. 1.015/n/ where n equals the number of full years elapsed since October 1996.

            g. Andesa's actual cost of obtaining death certificates (if so requested), which will not exceed Pension Benefits Information's (or an equivalent service) published rate, if available, for this service.

                 DEFINITIONS

                 "Case" means a group of policies that share both common characteristics as agreed to by MONY and Andesa, and a common Policy form. "Policy" means each inforce policy required for an individual insured.

                 Case and Policy administrative fees are billed from the date insurance coverage is effective until the date coverage ceases.

Effective Date:  June 3, 1996


Andesa TPA, Inc.                   The Mutual Life Insurance Company of New York

By: /s/ KS BOHLING  Date: 1/3/97     By: /s/ SAM CHIODO    Date: 1/15/97
   ---------------       -------        ---------------         --------

Andesa TPA, Inc.                                                         Page 12

                          SCHEDULE D - MODIFICATION FEES

     Andesa will maintain a record of hours used for completion of modifications. Andesa will convert such hours to modification fees according to the current rate schedule published by Andesa and updated annually.

     Andesa will bill MONY monthly for modification fees. Undisputed fees are due within thirty (30) calendar days of billing. Overdue bills are payable in the amount billed plus 1.5% for each month or partial month overdue.





     Effective Date:  June 3, 1996

     Andesa TPA, Inc.                     The Mutual Life Insurance Company of
                                          New York

     By: /s/ KS BOHLING  Date: 1/3/97      By: /s/ SAM CHIODO     Date: 1/15/97
         --------------                        --------------

Andesa TPA, Inc.                                                         Page 13

                        SCHEDULE E - OPTIONAL PRICING PLAN

      The Optional Pricing Plan is effective for each Product selected in Schedule A. For those Products, the Optional Pricing Plan will temporarily replace Andesa's fees for Development Services and Ongoing Services as defined in Schedules B and C (hereinafter called "Standard Pricing Plan").

      OPTIONAL PRICING PLAN DESCRIPTION

      The Optional Pricing Plan eliminates the Development Services Fee and temporarily increases the Ongoing Services Fees. Under the Optional Pricing Plan, Andesa will bill MONY monthly according to the Optional Pricing Plan Fee Calculation (defined below). If a monthly Optional Pricing Plan billing is less than what Andesa would have billed under the Standard Pricing Plan, Andesa will add the difference to a Deferred Development Fee Account Balance (defined below). If the Optional Pricing Plan produces a larger billing, Andesa will subtract the difference from the Deferred Development Fee Account Balance. Andesa will carry forward the Deferred Development Fee Account Balance with interest. When the Deferred Development Fee Account Balance reaches zero, the Optional Pricing Plan will end and the Standard Pricing Plan will apply.

      DEFERRED DEVELOPMENT FEE ACCOUNT BALANCE CALCULATION

      Beginning with the first month in which services under Section 1 are performed, Andesa will maintain a Deferred Development Fee Account Balance for MONY. The Deferred Development Fee Account Balance equals the quantity (a + b + c - d + e) where a through e are defined below.

          a.   Previous month's Deferred Development Fee Account Balance.

          b. Current month's Development Services Fee as would have been calculated under Schedule B.

          c. Current month's Ongoing Services Fees as would have been calculated under Schedule C.

          d.   Current month's Optional Pricing Plan Fees as calculated below.

          e.   One month's interest charge, equal to 0.01 multiplied by a.

      OPTIONAL PRICING PLAN FEE CALCULATION

      Beginning with the first month in which services under Section 2 are performed, the monthly Optional Pricing Plan Fee equals (a+b+c+d) multiplied by (1.0 + the greater of {0.0 or (e minus f)}) then adding g to the total, where a through g are defined below.

          a.   $7,500 Base System Operations Fee

          b.   $3,000 per UL Product
               $4,500 per VUL Product

          c.   $120 per Case

          d.   $3 per Policy

          e. The ratio of the U. S. Bureau of Labor Statistics consumer price index for all urban consumers - all items (hereinafter CPI) for October of the calendar year immediately preceding the start of the billing period divided by the initial CPI.

               The initial CPI equals the CPI for October 1996. Andesa will adjust the initial CPI if necessary to correspond to the same base year as the current billing year.


Andesa TPA, Inc.                                                         Page 14

          f. 1.015/n/ where n equals the number of full years elapsed since October 1996.

          g. Andesa's actual cost of obtaining death certificates (if so requested), which will not exceed Pension Benefits Information's (or an equivalent service) published rate, if available, for this service.

               DEFINITIONS

               "Case" means a group of policies that share both common characteristics as agreed to by MONY and Andesa, and a common Policy form. "Policy" means each inforce policy required for an individual insured.

               Case and Policy administrative fees are billed from the date insurance coverage is effective until the date coverage ceases.

      BILLING DUE DATES

      Andesa will calculate and bill Optional Pricing Plan Fees monthly. Undisputed fees are due within 30 calendar days of billing. Overdue bills will be payable in the amount billed plus 1.5% for each month or partial month overdue.

      TERMINATION OF OPTIONAL PRICING PLAN

      The Optional Pricing Plan will end the month after MONY reduces the Deferred Development Fee Account Balance to zero. MONY may also end the Optional Pricing Plan anytime by paying the Deferred Development Fee Account Balance in full.

      When Optional Pricing ends, Andesa will calculate the monthly Ongoing Service Fees from Schedule C, and will bill any remaining Development Service Fee installments according to Schedule B.



      Effective Date:  June 3, 1996

      Andesa TPA, Inc.                     The Mutual Life Insurance Company of
                                           New York

     By: /s/ KS BOHLING  Date: 1/3/97      By: /s/ SAM CHIODO     Date: 1/15/97
         --------------                        --------------

Andesa TPA, Inc.                                                         Page 15

                  SCHEDULE F - COMPENSATION FOR LICENSED SOFTWARE

      LICENSING FEE

      If there is a termination of Andesa's services pursuant to Sections 11.b, 12.a or 12.d, MONY will pay Andesa a one-time license fee of $50,000.

      TRAINING AND MAINTENANCE CHARGES

      MONY will pay all costs incurred by Andesa in providing the Licensed Software to MONY. All charges will be according to the hourly fee schedule published by Andesa each October.

      Included in the charged amount will be all time spent on training and software maintenance at Andesa's and MONY's location, and time spent by Andesa's employees in transit in connection with travel requested by MONY to provide services at MONY's site.

      ENHANCEMENTS AND UPGRADES

      In the event Andesa shall produce any enhancements or functional changes to the System after delivery of the System, MONY shall have the right to obtain such enhancements, at the prices then in effect.

      All "upgrades" made by Andesa to the System will be furnished to MONY at no cost. For the purposes of this paragraph, the term "upgrades" shall mean improvements in the System that relate to operating performance but do not change the basic function of the System.

      Effective Date:  June 3, 1996

      Andesa TPA, Inc.                      The Mutual Life Insurance Company of
                                            New York

     By: /s/ KS BOHLING  Date: 1/3/97      By: /s/ SAM CHIODO     Date: 1/15/97
         --------------                        --------------


Andesa TPA, Inc.                                                         Page 16

                          SCHEDULE G - ESCROW AGREEMENT

  [Agreement will depend in part on the agent selected and their requirements]


      Effective Date:  June 3, 1996

      Andesa TPA, Inc.                      The Mutual Life Insurance Company of
                                            New York

      By: /s/ KS BOHLING  Date: 1/3/97          By: __________  Date: __________
          --------------        ------


Andesa TPA, Inc.                                                         Page 17